Exhibit 10.3

[Published CUSIP Number: ____]
CREDIT AGREEMENT
Dated as of September 30, 2008
among
JAIX LEASING COMPANY,
as Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent,
The Other Lenders Party Hereto
and
BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

1.01 Defined Terms	1
1.02 Other Interpretive Provisions	22
1.03 Accounting Terms	23
1.04 Rounding	24
1.05 Times of Day	24
1.06 Currency Equivalents Generally	24

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	24

2.01 The Loans	24
2.02 Borrowings, Conversions and Continuations of Loans	24
2.03 Prepayments	26
2.04 Termination or Reduction of Commitments	27
2.05 Interest	28
2.06 Fees	29
2.07 Computation of Interest and Fees	29
2.08 Evidence of Debt	29
2.09 Payments Generally; Administrative Agent’s Clawback	30
2.10 Sharing of Payments by Lenders	32

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	33

3.01 Taxes	33
3.02 Illegality	36
3.03 Inability to Determine Rates	36
3.04 Increased Costs; Reserves on Eurodollar Rate Loans	37
3.05 Compensation for Losses	38
3.06 Mitigation Obligations; Replacement of Lenders	39
3.07 Survival	39

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	39

4.01 Conditions of Initial Credit Extension	39
4.02 Conditions to all Credit Extensions	43

ARTICLE V REPRESENTATIONS AND WARRANTIES	45

5.01 Existence, Qualification and Power	45
5.02 Authorization; No Contravention	45
5.03 Governmental Authorization; Other Consents	45
5.04 Binding Effect	45
5.05 Financial Statements; No Material Adverse Effect	46
5.06 Litigation	46
5.07 No Default	46
5.08 Ownership of Property; Liens; Investments	46

i

5.09 Environmental Compliance	47
5.10 Insurance	47
5.11 Taxes	47
5.12 ERISA Compliance	48
5.13 Subsidiaries; Equity Interests; Loan Parties	48
5.14 Margin Regulations; Investment Company Act	49
5.15 Information	49
5.16 Compliance with Laws	49
5.17 Solvency	49
5.18 Casualty, Etc	49
5.19 Labor Matters	49

ARTICLE VI AFFIRMATIVE COVENANTS	50

6.01 Financial Statements	50
6.02 Certificates; Other Information	51
6.03 Notices	53
6.04 Payment of Taxes and Liabilities	54
6.05 Preservation of Existence, Etc	54
6.06 Maintenance of Properties	54
6.07 Maintenance of Insurance	54
6.08 Compliance with Laws	54
6.09 Books and Records	55
6.10 Inspection Rights	55
6.11 Use of Proceeds	55
6.12 Additional Reports Relating to Railcars and Leases	55
6.13 Separate Lease Schedules; Legend	56
6.14 Lockbox Arrangement	56
6.15 Covenant to Guarantee Obligations and Give Security	57
6.16 Compliance with Environmental Laws	61
6.17 Further Assurances	61
6.18 Interest Rate Hedging	61
6.19 Lien Searches	61
6.20 Material Contracts	62
6.21 Reserve Account	62
6.22 Maturity of Eligible Railcar Lease	62

ARTICLE VII NEGATIVE COVENANTS	62

7.01 Liens	62
7.02 Indebtedness	63
7.03 Investments	64
7.04 Fundamental Changes	65
7.05 Dispositions	65
7.06 Restricted Payments	66
7.07 Change in Nature of Business	66
7.08 Transactions with Affiliates	66

7.09 Burdensome Agreements	66
7.10 Use of Proceeds	66
7.11 Financial Covenants	67
7.12 Amendments of Organization Documents	67
7.13 Accounting Changes	67
7.14 Prepayments, Etc. of Indebtedness	67
7.15 Modification of Indebtedness	67
7.16 Eligible Railcar Leases	67
7.17 Arbitration of Leases	68
7.18 Applicability of Certain Covenants in the FreightCar Credit Agreement	68

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	68

8.01 Events of Default	68
8.02 Remedies upon Event of Default	70
8.03 Application of Funds	71

ARTICLE IX ADMINISTRATIVE AGENT	72

9.01 Appointment and Authority	72
9.02 Rights as a Lender	72
9.03 Exculpatory Provisions	72
9.04 Reliance by Administrative Agent	73
9.05 Delegation of Duties	74
9.06 Resignation of Administrative Agent	74
9.07 Non-Reliance on Administrative Agent and Other Lenders	74
9.08 No Other Duties, Etc	75
9.09 Administrative Agent May File Proofs of Claim	75
9.10 Collateral Matters	76
9.11 Secured Cash Management Agreements and Secured Hedge Agreements	76

ARTICLE X MISCELLANEOUS	76

10.01 Amendments, Etc	76
10.02 Notices; Effectiveness; Electronic Communications	78
10.03 No Waiver; Cumulative Remedies; Enforcement	80
10.04 Expenses; Indemnity; Damage Waiver	81
10.05 Payments Set Aside	82
10.06 Successors and Assigns	83
10.07 Treatment of Certain Information; Confidentiality	86
10.08 Right of Setoff	87
10.09 Interest Rate Limitation	87
10.10 Counterparts; Integration; Effectiveness	87
10.11 Survival of Representations and Warranties	88
10.12 Severability	88
10.13 Replacement of Lenders	88
10.14 Governing Law; Jurisdiction; Etc	89

10.15 Waiver of Jury Trial	90
10.16 No Advisory or Fiduciary Responsibility	90
10.17 Electronic Execution of Assignments and Certain Other Documents	90
10.18 USA PATRIOT Act	91
10.19 Time of the Essence	91
10.20 ENTIRE AGREEMENT	91

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of September 30, 2008, among JAIX LEASING COMPANY, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent (in such capacity and as more fully set forth in Section 1.01 herein, the “Administrative Agent”).
PRELIMINARY STATEMENTS:
     The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition Cost” means, with respect to new Eligible Railcars, the sum of (a) the purchase price of each Railcar to be leased pursuant to an Eligible Railcar Lease (including modifications, as applicable), (b) delivery charges and acquisition fees up to 5% of the purchase price of such Railcars and (c) all applicable taxes paid by the Borrower with respect to such Railcars. With respect to used Eligible Railcars, the Acquisition Cost shall be less than or equal to the appraised fair market value of said Railcars.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.
     “Advance Rate” means a percentage of the Acquisition Cost of Railcars to be leased by the Borrower to an Eligible Lessee pursuant to an Eligible Railcar Lease, equal to the lesser of (a) 70% and (b) the percentage that will result in a Loan Coverage Ratio of 1.05 to 1.00 for the Borrowing requested with respect to such Eligible Railcar Lease.
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “Aggregate Commitments” means the Commitments of all the Lenders, in an amount not to exceed $60,000,000.
     “Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time, and all exhibits, schedules, supplements and appendices thereto.
     “Amortization Period” means the period of time immediately following the Revolving Period Termination Date and ending on the Maturity Date.
     “Applicable Percentage” means, in respect of the Credit Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Credit Facility represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Credit Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable period (the “Period”), it being understood that the Applicable Rate for: (a) Eurodollar Rate Loans shall be the percentages set forth under the column “Eurodollar Loan Rate”; (b) Base Rate Loans shall be the percentages set forth under the column “Base Loan Rate”; and (c) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

			Commitment
Period	Eurodollar Loan Rate	Base Loan Rate	Fee
Revolving Period	2.00%	0.25%	0.30%
Amortization Period	2.50%	0.75%	N/A
     “Appropriate Lender” means, at any time with respect to the Credit Facility, a Lender that has a Commitment with respect to such Credit Facility or holds a Loan at such time.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b)  an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease; and (c) all Synthetic Debt of such Person.
     “Audited Financial Statements” means the audited consolidated and consolidating balance sheet of the Consolidated Group for the fiscal year ended December 31, 2007, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Group, including the notes thereto.
     “Bank of America” means Bank of America, N.A., a national banking association, together with its successors and assigns.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrower’s Projections” means the Borrower’s Projections with respect to an Eligible Railcar Lease and the Eligible Railcars to be acquired in connection therewith, prepared in form consistent with Exhibit H hereto, to be approved by the Administrative Agent in its reasonable discretion.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof;
     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or an Affiliate of a Lender, or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $500,000,000 in each case with maturities of not more than one year from the date of acquisition thereof;
     (c) commercial paper issued by a Lender or its holding company or by any other Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;
     (d) repurchase agreements entered into with any Lender (or commercial banking institution referred to in clause (b)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty thereunder;
     (e) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and
     (f) other short term investments approved in writing by the Administrative Agent.

     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
     “Certificate of Acceptance” means a certificate that is executed and delivered under an Eligible Lease to confirm delivery of an Eligible Railcar thereunder and acceptance of such Eligible Railcar for all purposes of the Eligible Railcar Lease.
     “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following events: (a) FreightCar America shall cease to own and control, directly or indirectly, 100% of each class of the outstanding Capital Securities of the Borrower; (b) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 35% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of FreightCar America having voting rights in the election of directors under normal circumstances; or (c) a majority of the members of the Board of Directors of FreightCar America shall cease to be Continuing Members. For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of FreightCar America who either (i) was a member of FreightCar America’s Board of Directors on the day before the Closing Date and has been such continuously thereafter; or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of FreightCar America’s Board of Directors.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Collateral Documents” means, collectively, the Security Agreement, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Commitment Fee” has the meaning specified in the definition of “Applicable Rate”.
     “Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Group” means FreightCar America and its consolidated Subsidiaries, including, without limitation, the Borrower.
     “Continuing Member” has the meaning specified in the definition of “Change of Control”.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means a Borrowing.
     “Credit Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     “Default Rate” means, with respect to Obligations, an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans under the Credit Facility plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder; (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Depreciation” means, for any period, the quarterly straight-line depreciation charge applied with respect to the Acquisition Cost of Eligible Railcars, assuming a 40-year useful life of such Eligible Railcars and a 10% salvage rate.
     “Disposition” or “Dispose” means the sale, transfer, license, or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Dominion Event” has the meaning specified in Section 6.14(b).
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Eligible Lessee” means a lessee satisfying one of the following criteria specified below:
(a)	a Rated Lessee;

(b)	any of Duke Energy Carolinas, LLC or CSX Transportation, Inc.; or

(c)	a lessee otherwise approved by the Administrative Agent in writing.
     “Eligible Railcar” means a Railcar that meets each of the following requirements:
(a)	such Railcar is subject to an Eligible Railcar Lease;
     (b) no material default, event of default or similar event or occurrence has occurred under or with respect to such Eligible Railcar Lease, such Eligible Railcar Lease is in full force and effect and there are no material offsets on the part of the Eligible Lessee party thereto;

     (c) to the knowledge of the Borrower, such Railcar is not the subject of any casualty, condemnation or similar occurrence;
     (d) such Railcar is subject to a perfected, first-priority Lien filed with the STB in favor of the Administrative Agent and is not subject to any other assignment, claim or Lien other than Permitted Liens;
     (e) such Railcar is not more than 10 years old, is in good and saleable condition, ordinary wear and tear excepted, and complies with Railcar Maintenance and Safety Standards;
     (f) such Railcar is used primarily in the United States of America;
     (g) such Railcar shall have been accepted by the Lessee under the related Eligible Railcar Lease pursuant to such Certificate of Acceptance as may be described therein, and shall be deemed delivered to such Lessee pursuant to the definition of “delivery” in such an Eligible Railcar Lease and the risk of loss shall have passed to such Lessee; and
     (h) the Administrative Agent shall not have determined, in its reasonable discretion, that such Railcar is otherwise unacceptable.
     “Eligible Railcar Lease” means a Lease by the Borrower, as lessor, to an Eligible Lessee, as lessee, of Eligible Railcars, provided that such Lease shall: (a) be non-cancelable (other than by reason of (i) a material casualty loss or condemnation of the Railcar(s) subject thereto, (ii) a material default or event of default occurring on the part of the Borrower as lessor thereunder, or (iii) the bankruptcy of the Eligible Lessee or the exercise of a purchase option by such Eligible Lessee); (b) be for an original term of not less than one year; (c) provide for a rental rate consistent with current market terms and conditions in effect at the time of the execution and delivery of such Lease (or, with respect to any renewal thereof, in effect at the time of such renewal); and, (d) be free and clear of all liens other than Permitted Liens.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income, overall net receipts or overall net profits (however denominated), and franchise taxes imposed on it (in lieu of such taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located; (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii); and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office); or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(i) or (ii).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated September 30, 2008, among the Borrower, the Administrative Agent and the Arranger.
     “Fixed Charge Coverage Ratio” means, with respect to the applicable Measurement Period, the ratio of (a) the Borrower’s Net Operating Cash Flow plus any Reserve Account Allocation specified by the Borrower pursuant to Section 7.11(b) hereof, to (b) the Borrower’s Interest Expense plus the Borrower’s Depreciation.
     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “FreightCar America” means FreightCar America, Inc., a Delaware corporation.
     “FreightCar Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of August 24, 2007, by and among certain Subsidiaries of FreightCar America, as borrowers, the Administrative Agent, in its separate capacities as administrative agent and a lender thereunder, and the other financial institutions from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.
     “FreightCar Credit Facility” means all loans, letters of credit and other financial accommodations issued pursuant to the FreightCar Credit Agreement and related documentation.
     “FreightCar Guarantee” means the Guarantee Agreement of FreightCar America made in favor of the Administrative Agent for the benefit of the Lenders Guaranteeing payment of all Obligations, together with all amendments and supplements thereto and modifications thereof.
     “FreightCar Negative Covenants” has the meaning specified in Section 7.18.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation; (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantor” means, initially, FreightCar America, together with each and every additional Person which shall execute and deliver a Guarantee in favor of the Administrative Agent for the benefit of the Lenders.
     “Guarantor’s Fixed Charge Coverage Ratio” means, for purposes of calculating the financial covenant in Section 7.11(c), the Guarantor’s “Fixed Charge Coverage Ratio”, as such term is defined in the FreightCar Credit Agreement.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract required or permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, including a lease incurred in connection with a sale and leaseback transaction or other similar instruments or agreements;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;

     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. In addition, the deferred portion of the purchase price of any Railcar to be leased pursuant to a Lease, to the extent that such deferred portion does not exceed 50% of said purchase price, shall not be deemed “Indebtedness” for purposes hereof until such time as such deferred purchase price is due and owing.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Interest Expense” means, for any period, the total gross interest expense on all Indebtedness of the Borrower during such period and shall in any event include, without limitation and without duplication, (a) cash interest expense on all Indebtedness (to the extent positive); (b) the amortization of Indebtedness discounts; (c) the amortization of all fees, including, without limitation, the Commitment Fee and other fees payable under this Agreement, payable in connection with the incurrence of Indebtedness; (d) that portion of any Capital Lease payment which would constitute imputed interest as determined in accordance with GAAP; and (e) all fees and charges with respect to letters of credit issued for the account of the Borrower.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Credit Facility; provided,

however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Credit Facility.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date of the Credit Facility.
     “Inventory” means all inventory of the Borrower, as that term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of finished or unfinished goods, processed or unprocessed products, inputs, parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IRS” means the United States Internal Revenue Service.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “Lease” means a fully executed lease agreement between the Borrower, as lessor, and any other Person, as lessee, whereby the Borrower leases Railcars and other equipment and personal property identified therein to such Person for the term stated therein, together with all amendments, supplements and other modifications thereto.
     “Lease Expenses” means, for any Measurement Period, Management Fees and other cash payments payable by the Borrower as lessor in respect of Eligible Railcar Leases, as determined by the Administrative Agent in its sole discretion, including, but not limited to, ad valorem taxes, insurance and legal fees.
     “Lease Schedule” has the meaning specified in Section 6.13.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lessee” means the lessee under a Lease.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit by a Lender to the Borrower as specified in Section 2.01.
     “Loan Coverage Ratio” means, with respect to a Loan requested by the Borrower in connection with an Eligible Railcar Lease, the ratio of (a) the annual amount of Net Operating Cash Flow receivable by the Borrower under such Eligible Railcar Lease to (b) the sum of (i) the aggregate annual amount of interest to be paid on the requested Loan (as estimated by the Administrative Agent); and (ii) the aggregate annual amount of Depreciation to accrue on the Eligible Railcars to be leased pursuant to such Eligible Railcar Lease, all as set forth and described in the Borrower’s Projections for such Eligible Railcar Lease.
     “Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Management Fee Subordination Agreements, the FreightCar Guarantee, the Fee Letter and all documents, instruments and agreements delivered in connection with the foregoing.
     “Loan Parties” means, collectively, the Borrower and each Subsidiary of the Borrower.
     “Loan Value” means, at any time, with respect to the Eligible Railcars, an amount equal to the product of (a) 70% and (b) the lesser of (i) the Borrower’s book value for the Eligible Railcars and (ii) the fair market value of such Eligible Railcars.

     “Lockbox Account” has the meaning specified in Section 6.14.
     “Lockbox Agreement” has the meaning specified in Section 4.01(a)(iv).
     “Management Agreement” means each and every management, service or similar agreement between the Borrower and any one or more of the Manager, RAS Data Services and/or any other Affiliate of the Borrower.
     “Management Fee Subordination Agreement” means the subordination agreement by and between the Administrative Agent and the Manager, pursuant to which the Manager subordinates payment of the Management Fees to payment of the Obligations, and all amendments and supplements thereto and modifications thereof.
     “Management Fees” means all fees and other amounts due and payable by the Borrower under or with respect to a Management Agreement.
     “Manager” means JAC Operations, Inc., a Delaware corporation.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $100,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.
     “Maturity Date” means March 31, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Rate” has the meaning specified in Section 10.09.
     “Measurement Period” means, as of any date of determination, the most recently completed calendar quarter of the Borrower. Unless otherwise specified herein, the first Measurement Period shall be the quarter ending December 31, 2008.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means, with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (a) the sum of the cash and Cash Equivalents received in connection with such transaction over (b) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
     “Net Income” means, with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding any extraordinary gains and any gains from discontinued operations.
     “Net Operating Cash Flow” means, for any Measurement Period, rental payments, excess mileage payments, car hire payments and other payments receivable under such Eligible Railcar Leases, less all Lease Expenses.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the filing, recording or maintenance of, or otherwise with respect to, the enforcement of this Agreement or any other Loan Document.
     “Outstanding Amount” means, with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loans occurring on such date.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Period” has the meaning specified in the definition of “Applicable Rate”.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Public Lender” has the meaning specified in Section 6.02.
     “Railcar” means a new railcar manufactured by FreightCar America or a used railcar not more than 10 years old owned by the Borrower in serviceable condition and suitable for an Eligible Railcar Lease.
     “Railcar Maintenance and Safety Standards” means, collectively, maintenance standards promulgated by the American Association of Railroads and safety standards promulgated by the U.S. Department of Transportation.
     “RAS Data Services” means RAS Data Services, Inc., 1510 Plainfield Road, Suite 3, Darien, Illinois 60561.
     “Rated Lessee” means a Person with a current credit rating of (a) at least Baa3 by Moody’s; (b) at least BBB- by S&P; or (c) an equivalent rating by another nationally recognized rating agency acceptable to the Administrative Agent.
     “Register” has the meaning specified in Section 10.06(c)
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Remaining Reserve Account Allocation” means, as of the date of determination, an amount equal to the funds then on deposit in the Reserve Account less the aggregate of all previous Reserve Account Allocations.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

     “Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.
     “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Reserve Account” has the meaning set forth in Section 6.21.
     “Reserve Account Allocation” means a pro forma application of funds on deposit in the Reserve Account elected by the Borrower pursuant to Section 7.11(b).
     “Reserve Account Minimum Balance” means, as of any date of determination, the aggregate amount of interest reasonably expected to be paid on the Outstanding Amount for the subsequent twelve months, as determined by the Administrative Agent from time to time in its reasonable discretion, constituting the minimum account balance to be maintained by the Borrower in the Reserve Account at all times.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
     “Revolving Period” means the period of time beginning on the Revolving Period Commencement Date and ending on the Revolving Period Termination Date.
     “Revolving Period Commencement Date” means the Closing Date.
     “Revolving Period Termination Date” means the date which falls on the two-year anniversary of the Revolving Period Commencement Date.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
     “Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
     “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
     “Security Agreement” has the meaning specified in Section 4.01(a)(iii).
     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “STB” means the Surface Transportation Board created in the Interstate Commerce Commission Termination Act of 1985, as successor to the Interstate Commerce Commission.
     “STB Filings” means all appropriate filings made with the STB.
     “Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower which has subordinated terms, covenants, pricing and other provisions which have been approved in writing by the Administrative Agent.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Tangible Assets” means, as of any date of determination, the total of all assets appearing on a balance sheet of any Person prepared in accordance with GAAP as of such date of determination (with Inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for depreciation) minus the sum of (a) goodwill, patents, trademarks, prepaid expenses, deposits (except to the extent such deposits are realizable as an offset against a payable constituting a current liability), deferred charges and other personal property which is classified as intangible property in accordance with GAAP; and (b) any amounts due from shareholders, members, Affiliates, officers or employees.
     “Tangible Net Worth” means, at any time, the total of a Person’s Tangible Assets minus the sum of such Person’s liabilities as reflected on such Person’s balance sheet.
     “Tax Expense” means, with respect to any Person in any period, federal, state, local and foreign income tax expense recognized by such Person with respect to that period, as determined in accordance with GAAP.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Date” means the earlier to occur of (a) the Revolving Period Termination Date or (b) such other date on which the Commitment terminates pursuant to Section 2.04.
     “Termination Date Outstanding Amount” means, as of the Revolving Period Termination Date, the Total Outstandings.
     “Threshold Amount” means $750,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof; (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear; (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i)such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 10:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Revolving Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (a) the Total Outstandings shall not exceed the Credit Facility; and (b) the aggregate Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing, each conversion Loan from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans; and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; provided, however, that to the extent the amount of an approved Borrowing is less than $500,000 or is not in a whole multiple of $100,000, such Borrowing may be funded in the amount of such Borrowing, rounded down to the nearest multiple of $100,000. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (C) the principal amount of Loans to be borrowed, converted or continued; (D) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a properly completed and executed Committed Loan Notice acceptable to the Administrative Agent, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans under the Credit Facility, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. noon on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds; or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four (4) Interest Periods in effect in respect of the Credit Facility.
     2.03 Prepayments
     (a) Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans; and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Credit Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (b) Mandatory.
     (i) If (A) any Loan Party or any of its Subsidiaries Disposes of an Eligible Railcar or Eligible Railcar Lease; or (B) an Eligible Railcar, under the terms of the related Eligible Railcar Lease, has suffered an event of loss such that rent abates for such Eligible Railcar; or (C) the Administrative Agent determines that a Railcar no longer constitutes an Eligible Railcar; or (D) the Administrative Agent determines that a Lease no longer constitutes an Eligible Lease, then the Borrower shall prepay, on or prior to the date when its next Borrowing Base Certificate is required pursuant to Section 6.02(i), the Loans in an amount sufficient such that the Total Outstandings, after giving effect to any such occurrence, do not exceed the sum of the Loan Values of the Eligible Railcars.
     (ii) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall promptly prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.
     (iii) If for any reason the Total Outstandings at any time exceed the lesser of (A) the sum of the Loan Values of the Eligible Railcars at such time and (B) the Credit Facility at such time, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.
     (iv) Prepayments of the Credit Facility made pursuant to this Section 2.03(b) shall be applied ratably to the outstanding Loans.
     (c) Application of Payments. Any prepayment after the Revolving Period Termination Date shall be applied to the principal installments due under Section 2.04(c) in the inverse order of their maturities.
     2.04 Termination or Reduction of Commitments.
     (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Credit Facility or from time to time permanently reduce the Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination or reduction; (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof; and (iii) the Borrower shall not terminate or reduce the Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Credit Facility.
     (b) Mandatory. The Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Loans outstanding thereunder is required to be made pursuant to Section 2.03(b)(i) by an amount equal to the applicable reduction amount.
     (c) Installment Payments During Amortization Period. The Termination Date Outstanding Amount shall be due and payable as follows:

Number of Months Following the
Commencement of the Amortization Period	Amount Due
Six	One-Third of the Termination Date Outstanding Amount
Twelve	One-Third of the Termination Date Outstanding Amount
Eighteen	One-Third of the Termination Date Outstanding Amount
The Administrative Agent’s determination of the Termination Date Outstanding Amount shall be conclusive and binding upon the Borrower, in the absence of demonstrable error. The Administrative Agent shall notify the Borrower of the Termination Date Outstanding Amount

that shall be due and payable, as well as the amounts of the three installment payments related thereto, within ten (10) Business Days following the commencement of the Amortization Period.
     (d) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Credit Facility under this Section 2.04. Upon any reduction of the Credit Facility, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Credit Facility accrued until the effective date of any termination of the Credit Facility shall be paid on the effective date of such termination.
     (e) Loans. The Borrower shall repay to the Lenders on the Maturity Date for the Credit Facility the Total Outstandings on such date.
     2.05 Interest.
     (a) Subject to the provisions of Section 2.05(b), (i) each Eurodollar Rate Loan under the Credit Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan under the Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.06 Fees.
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a Commitment Fee equal to the Applicable Rate per annum times the actual daily unused portion of the Aggregate Commitments. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, for the period commencing on the Closing Date and ending on the Revolving Period Termination Date. The Commitment Fee shall be calculated quarterly in arrears. The Commitment Fee shall accrue at all times prior to the Revolving Period Termination Date, including at any time during which one or more of the conditions in Article IV is not met.
     (b) Other Fees.
     (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.08 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     2.09 Payments Generally; Administrative Agent’s Clawback
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Credit Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the

Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

     2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Credit Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii)the aggregate amount of the Obligations in respect of the Credit Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Credit Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time; or (b) Obligations in respect of the Credit Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Credit Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Credit Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact; and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Credit Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (iii) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (iv) the provisions of this Section 2.10 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.10 shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
     (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below; (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Tax Indemnifications.
     (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01(c) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii). A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation.
     (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes; (B) if applicable, the required rate of withholding or deduction; and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

     (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States:
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;
     (II) executed originals of Internal Revenue Service Form W-8ECI;
     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (aa) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (bb) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or (cc) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (dd) executed originals of Internal Revenue Service Form W-8BEN; or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction; and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan; (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan; or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) a security agreement (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.15, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:
     (A) stamped receipt copies of proper STB Filings and financing statements, duly filed on or before the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in such Security Agreement;
     (B) completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (A) above, together with such STB Filings as the Administrative Agent shall reasonably require to determine the ownership of any one or more of the Railcars, and all other effective financing statements and STB Filings filed in the jurisdictions referred to in clause (A) above that name the Borrower as debtor, together with copies of such other and financing statements and STB Filings as the Administrative Agent may request;
     (C) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;
     (D) control agreements by the Borrower in favor of the Administrative Agent with respect to the Reserve Account, the Lockbox Account and such other control agreements in favor of the Administrative Agent with each bank or financial institution (other than the Administrative Agent) at which the Borrower maintains deposit accounts, duly executed by the appropriate parties; and
     (E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements, STB Filing termination statements and landlords’ and bailees’ waiver and consent agreements);
     (iv) the Master Cash Management Service Agreement and Supplement to the Master Cash Management Service Agreement Re: Wholesale Lockbox and Lockbox Related Services, duly executed by the Borrower and the Administrative Agent (collectively, the “Lockbox Agreement”);
     (v) the Management Fee Subordination Agreement;

     (vi) the FreightCar Guarantee executed by the Guarantor;
     (vii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (viii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly incorporated, and that the Borrower is validly existing, in good standing and qualified to engage in business in Delaware and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (ix) a letter of direction from the Borrower addressed to the Administrative Agent containing funds flow information with respect to the proceeds of the Loans on the Closing Date;
     (x) favorable opinions of Winston & Strawn LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters that are customary for transactions under this Agreement and as may be reasonably requested by the Administrative Agent and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (xi) favorable opinions of Alvord and Alvord, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, regarding the priority and perfection of the Borrower’s STB Filings in favor of the Administrative Agent and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (xii) evidence that the Borrower has received an initial cash equity contribution of $1,000,000 from FreightCar America;
     (xiii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (xiv) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (e) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

     (xv) a business plan and budget of the Borrower and its Subsidiaries on a consolidated and consolidating basis, including forecasts prepared by management of the Borrower, of consolidated and consolidating balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis;
     (xvi) certificates attesting to the Solvency of each Loan Party from its chief financial officer;
     (xvii) certified copies of each employment agreement and other compensation arrangement with each executive officer of any Loan Party or any of its Subsidiaries as the Administrative Agent shall request;
     (xviii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
     (xix) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended June 30, 2008, signed by chief executive officer, chief financial officer, treasurer or controller of the Borrower;
     (xx) evidence that the obligations of the Borrower as a co-borrower and grantor under the FreightCar Credit Facility has been, or concurrently with the Closing Date is being, terminated and all Liens granted by the Borrower securing obligations under such FreightCar Credit Facility have been, or concurrently with the Closing Date are being, released; and
     (xxi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.
     (b) Five (5) Business Days prior to the Closing Date, the Borrower shall provide the Administrative Agent with a copy of the form of Lease and Lease Schedule, which shall be satisfactory to the Administrative Agent in its sole discretion, to be used by the Borrower in connection with all leases of Railcars and related equipment and property.
     (c) (i) All fees required to be paid to the Administrative Agent, the Arranger and any rail equipment appraisal firms on or before the Closing Date shall have been paid; and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.
     (d) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

     (e) All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made, in each case, when taken as a whole (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
     (f) The Administrative Agent shall be satisfied with the Borrower’s management and with the plans of the Manager and RAS Data Services to manage and operate the Borrower as set forth in their respective Management Agreements, together, with a signed acknowledgment from the Manager granting the Administrative Agent access rights to locations of the Collateral, each in form and substance satisfactory to the Administrative Agent.
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively;
     (b) the Borrower shall own the Eligible Railcars that are subject to the proposed Credit Extension;
     (c) not less than ten (10) Business Days prior to delivering a Committed Loan Notice to the Administrative Agent, the Borrower shall deliver to the Administrative Agent (i) a statement signed by a Responsible Officer of the Borrower setting forth (A) the requested amount of the Loan; (B) a schedule listing the Eligible Railcars by car initial and number; (C) the executed bill of sale describing such Eligible Railcars, in a manner reasonably acceptable to the Administrative Agent, and showing the Borrower’s Acquisition Cost for all such Eligible Railcars; and (D) the Borrower’s Projections, substantially in the form of Exhibit H hereto, setting forth the Borrower’s calculations for purposes of determining the Loan Coverage Ratio for the requested Loan; (ii) an opinion from a third-party rail equipment appraisal firm, mutually acceptable to the Borrower and the Lender, opining that the Acquisition Cost of the Eligible Railcars is representative of the cost of similar railcars sold by FreightCar America or its Affiliates to a willing, unrelated buyer under no compulsion to buy or, in the case of used Eligible Railcars, an opinion from a third-party rail equipment appraisal firm selected by the Administrative Agent setting forth the appraised fair market value of such Eligible Railcars; (iii) the original, executed Eligible Railcar Lease with respect to which the Loan is to be made, together with all related Lease Schedules and the Lessee’s executed Certificate of Acceptance; (iv) an opinion of special STB counsel confirming that all STB Fillings with respect to the Railcars to be acquired have been made and that the Eligible Railcar Lease has been filed with the STB and, as to title, confirming that the Administrative Agent has a first perfected priority Lien in and to such Eligible Railcar Lease and all related Railcars; (v) a copy of a letter from the Borrower instructing the Lessee to remit all payment under the Eligible Railcar Lease to the Lockbox Account; (vi) a copy of the original certificate of insurance provided by the Lessee to the Borrower as lessor under the Eligible Railcar Lease demonstrating that (x) commercial general liability insurance is in effect with limits not less than $5,000,000 per occurrence; and (y) casualty loss insurance is in effect in an amount not less than the Acquisition Cost of the Eligible Railcar and naming the Borrower and the Administrative Agent as additional insureds thereunder; and (vii) such other information and documentation as the Administrative Agent may reasonably request in order to determine the Loan Coverage Ratio and to assess whether or not a proposed Lease is an Eligible Railcar Lease and whether the proposed lessee is an Eligible Lessee;
     (d) the requested Credit Extension will not exceed (i) the Advance Rate multiplied by (ii) the Acquisition Cost of the Eligible Railcars to be acquired with the proceeds of such Credit Extension, rounded down to the nearest multiple of $100,000;
     (e) no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;
     (f) the Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof;
     (g) the sum of the Loan Values of all Eligible Railcars will equal or exceed the Outstanding Amount of the Loans at such time, after giving effect to such Credit Extension; and
     (h) the Borrower shall have deposited into the Reserve Account sufficient funds to ensure that, after giving effect to the requested Credit Extensions, funds in the Reserve Account will not be less than the Reserve Account Minimum Balance.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (e) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries: (a) is duly incorporated, organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation; (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business; and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a), (b)(i) or (c), to the extent that failure to do so would not have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award which is binding upon any such Person or any of their respective properties; or (c) violate any Law.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document; (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents; (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof); or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP; and (ii) fairly present the consolidated financial condition of the Consolidated Group as of the date thereof and their results of operations for the period then ended.
     (b) The unaudited consolidated and consolidating balance sheet of the Consolidated Group dated June 30, 2008, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP; and (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that would have a Material Adverse Effect.
     (d) The consolidated and consolidating forecasted balance sheet, statements of income and cash flows of the Consolidated Group delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions, which assumptions were believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions, it being recognized by the Administrative Agent and the Lenders that actual results during the periods covered by any projections and forecasts provided may differ from the projected or forecasted results.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document; or (b) either individually or in the aggregate might reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens; Investments.
     (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) Schedule 5.08 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08, and as otherwise permitted by Section 7.01.
     (c) As of the Closing Date, Schedule 5.08 sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party and each of its Subsidiaries has good and marketable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
     (d) As of the Closing Date,
     (i) Schedule 5.08 sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.
     (ii) Schedule 5.08 sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.
     (e) Schedule 5.08 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.
     5.09 Environmental Compliance. The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
     5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Neither any Loan Party nor any Subsidiary thereof is obligated to make any Tax Distributions or any other tax payments to another party pursuant to a tax sharing agreement or similar agreement, contract, instrument or document, except as set otherwise forth in Section 7.06(b).
     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Plan has occurred with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or otherwise to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has engaged in any prohibited transaction, violated the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c)) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries; Equity Interests; Loan Parties. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by FreightCar America. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, as of the Closing Date showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(viii) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     5.14 Margin Regulations; Investment Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made, in each case, when taken as a whole (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
     5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated and consolidating basis, Solvent.
     5.18 Casualty, Etc. Neither the businesses nor the properties of any Loan Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.19 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Loan Parties as of the Closing Date and neither the

Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five year period ending on the Closing Date. No strike, walkout, work stoppage or other material labor difficulty exists which could cause a Material Adverse Effect.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) promptly when available, but in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2008), a consolidated and consolidating balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated and consolidating statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (b) promptly when available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Consolidated Group (commencing with the fiscal quarter ended March 31, 2009), a consolidated and consolidating balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Consolidated Group fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Consolidated Group as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
     (c) promptly when available, but in any event at least 15 days before the end of each fiscal year of the Consolidated Group, an annual business plan and budget of the Consolidated Group on a consolidated and consolidating basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of

consolidated and consolidating balance sheets and statements of income or operations and cash flows of the Consolidated Group on a monthly basis for the immediately following fiscal year.
     As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, and with respect to clauses (e), (h) and (j) hereof, in such form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2008), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;
     (b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed financial or management reports submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with each annual or interim audit made by such auditors of the books of the Consolidated Group;
     (c) promptly after the sending or filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 (other than on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of material debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
     (e) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
     (f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

     (g) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Lease, including, without limitation, any casualty loss notifications thereunder, indenture, loan or credit or similar agreement and from time to time upon request by the Administrative Agent and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;
     (h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any environmental Law or environmental permit that could reasonably be expected to have a Material Adverse Effect;
     (i) promptly, and in any event, within 20 days after the end of each fiscal quarter, a Borrowing Base Certificate dated as of the end of such quarter and executed on behalf of the Borrower by a Senior Officer of the Borrower;
     (j) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower

Materials on IntraLinks or another similar electronic system (the “Platform”); and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (I) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (II) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (III) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (IV) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC”.
     6.03 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, that has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and
     (e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(i); or (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii); and
     Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Taxes and Liabilities. Pay and discharge prior to delinquency (a) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings diligently pursued and such contest shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.
     6.05 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; provided, however, that nothing in this Section 6.06(a) shall prevent the Borrower or any Loan Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of such Person, desirable in the conduct of such Person’s business and not disadvantageous in any material respect to the Administrative Agent or the Lenders.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b)

the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. Maintain proper books of record and account in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. In addition to the foregoing, the Administrative Agent may, from time to time in its discretion, at the Borrower’s expense, conduct a collateral audit and appraisal of all Railcars constituting Eligible Railcars hereunder; provided, however, that so long as no Event of Default has occurred and is continuing, the Borrower shall be not obligated to reimburse the Administrative Agent for the expense of such collateral audit and appraisal more often than once each year. All such inspections or audits shall be at the Borrower’s expense, provided, that so long as no Default or Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for the Administrative Agent’s inspections or audits more frequently then once each fiscal year.
     6.11 Use of Proceeds. The Loans shall be used by the Borrower, solely and exclusively, for the purpose of acquiring Eligible Railcars.
     6.12 Additional Reports Relating to Railcars and Leases. In addition to the reports elsewhere described in this Agreement, the Borrower shall provide the following information at the following times with respect to the Railcars owned or to be acquired by the Borrower (a) prior to or concurrent with the Borrower’s acquisition of any Railcar (i) such information as the Administrative Agent shall reasonably require to demonstrate the Borrower’s acquisition and ownership thereof is free and clear of all Liens other than Permitted Liens; (ii) the Acquisition Cost of the Railcars, together with such supporting documentation as the Administrative Agent shall reasonably require relating to the determination of such Acquisition Cost; and (iii) at the Administrative Agent’s request, copies of all warranties, maintenance records, appraisals and related materials, if any, obtained by the Borrower from the seller of such Railcars; (b) quarterly reports as to the Borrower’s compliance with the Railcar Maintenance and Safety Standards in the form of Exhibit F attached hereto; (c) quarterly reports as to whether or not, to the best of the Borrower’s knowledge, any default, event of default, casualty loss or similar event or occurrence has occurred with respect to any such Lease or Eligible Railcar Lease or any Railcar subject to any of the foregoing in the form of Exhibit G attached hereto; and (d) such other reports relating to the Leases, the Eligible Railcar Leases and the Railcars of the Borrower as the Administrative Agent shall from time to time reasonably require.

     6.13 Separate Lease Schedules; Legend. The Borrower warrants and covenants that each Railcar and each other item of equipment or other personal property owned by the Borrower and subject to a Lease is listed on a lease schedule meeting each of the following criteria (each a “Lease Schedule”): (a) such Lease Schedule lists each Railcar and each other item of Equipment or personal property owned by the Borrower and subject to such Lease; (b) such Lease Schedule does not include any item of personal property owned by any Person other than the Borrower; (c) such Lease Schedule incorporates all terms of the related Lease; and (d) each counterpart of such Lease Schedule contains a conspicuous legend at the top of the first page thereof in substantially the following form: “THIS LEASE SCHEDULE AND ALL EQUIPMENT AND OTHER PERSONAL PROPERTY LISTED HEREON IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR CERTAIN LENDERS (THE “ADMINISTRATIVE AGENT”) OR SUCCESSOR AND ANY SALE, TRANSFER OR OTHER DISPOSITION OF THIS LEASE SCHEDULE OR ANY OF THE EQUIPMENT OR OTHER PERSONAL PROPERLY LISTED HEREON WITHOUT THE EXPRESS WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT VIOLATES THE ADMINISTRATIVE AGENT’S RIGHTS AS SECURED PARTY WITH RESPECT TO THIS LEASE SCHEDULE AND THE EQUIPMENT AND OTHER PERSONAL PROPERTY LISTED HEREON.”
     6.14 Lockbox Arrangement.
     (a) Lockbox and Lockbox Account. The Borrower shall direct all of its lessees and account debtors to make all payments with respect to their Leases and Accounts directly to post office box 6813 maintained in the Borrower’s name and under the exclusive control of the Administrative Agent (together with any replacement post office boxes designated by the Administrative Agent and the Borrower from time to time, collectively, the “Lockbox”). Pursuant to the Lockbox Agreement, the Borrower has established the Lockbox and a related Account, designated as account number 5800440298 (together with any replacement accounts designated by the Administrative Agent and the Borrower from time to time, collectively the “Lockbox Account”) in the Borrower’s name with the Administrative Agent into which all payments received in the Lockbox shall be deposited, and into which the Borrower will immediately deposit all lease payments received from lessors and receivables made for Inventory, Equipment and other assets sold by the Borrower or the performance of services by the Borrower, and received by the Borrower in the identical form in which such payments were made, whether by cash or check. If the Borrower, or any other Person acting for or in concert with the Borrower, shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, the Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Administrative Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account. So long as no Event of Default has occurred and is continuing hereunder, payments made to such Lockbox and Lockbox Account will be transferred on a daily basis to the Borrower’s operating account or as otherwise specified by the Borrower. The Borrower agrees to pay all fees, costs and expenses which the Administrative Agent incurs in connection with opening and maintaining the Lockbox and the Lockbox Account and depositing for collection by the Administrative Agent any check or other item of payment received by the Administrative Agent on account of the Obligations. All of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable to the Administrative Agent by the Borrower upon demand, and, until paid, shall bear interest at the Default Rate. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by the Borrower to the Administrative Agent, and, if that endorsement of any such item shall not be made for any reason, the Administrative Agent is hereby irrevocably authorized to endorse the same on the Borrower’s behalf. For the purpose of this Section 6.14, the Borrower irrevocably hereby makes, constitutes and appoints the Administrative Agent (and all Persons designated by the Administrative Agent for that purpose) as the Borrower’s true and lawful attorney and agent-in-fact: (i) to endorse the Borrower’s name upon such items of payment and/or proceeds of Collateral and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any Account of the Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) to have access to any lock box or postal box into which any of the Borrower’s mail is deposited, and open and process all mail addressed to the Borrower and deposited therein.
     (b) Dominion Event. The Lockbox Account shall be subject to a blocked account arrangement that shall provide for the Administrative Agent’s exclusive control and springing dominion over the Borrower’s cash deposited into such Dominion Account in the event that an Event of Default shall have occurred and is continuing (a “Dominion Event”). In connection with the foregoing, the Borrower shall deliver a fully executed control agreement for the Lockbox Account, in form and substance acceptable to the Administrative Agent. Upon the occurrence of a Dominion Event, the Administrative Agent shall notify the Borrower of its exclusive control over the Lockbox and Lockbox Account pursuant to the control agreement executed with respect to such Lockbox and Lockbox Account. If, at any time thirty (30) Business Days or more after the effective date of such notice, no Event of Default has occurred and is continuing, then the Administrative Agent shall rescind its notice with respect to the Lockbox and Lockbox Account and shall grant the Borrower access to such Lockbox and Lockbox Account in accordance with the Lockbox Agreement. Upon a subsequent occurrence of a Dominion Event, the Administrative Agent shall have the right to re-notify the Borrower of its exclusive control of the Lockbox and Lockbox Account and block the Borrower’s access thereto.
     6.15 Covenant to Guarantee Obligations and Give Security.
     (a) Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:
     (i) within 10 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
     (ii) within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

     (iii) within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged interests in and of such Subsidiary), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,
     (iv) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and security and pledge agreements delivered pursuant to this Section 6.15, enforceable against all third parties in accordance with their terms,
     (v) after such formation or acquisition, within 60 days after the request of the Administrative Agent in its sole discretion, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and
     (vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition having a fair market value in excess of $100,000, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.
     (b) Upon the acquisition of any property, other than Eligible Railcars and Eligible Leases, but including all Railcars and Leases, by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

     (i) within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent;
     (ii) within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties;
     (iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties;
     (iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request; and
     (v) as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.
     (c) Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Borrower shall, at the Borrower’s expense:
     (i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent;
     (ii) within 15 days after such request, duly execute and deliver, and cause each Subsidiary of the Borrower (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all such properties;
     (iii) within 30 days after such request, take, and cause each Subsidiary of the Borrower to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and security and pledge agreements delivered pursuant to this Section 6.15, enforceable against all third parties in accordance with their terms;
     (iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request; and
     (v) as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.
     (d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust and other security and pledge agreements.
     (e) Notwithstanding anything to the contrary in this Section 6.15, except when an Event of Default exists, the Borrower and the Loan Parties shall not be required to grant security interests in or perfect security interests in (i) leased real property; (ii) motor vehicles and other property subject to certificates of title (other than Railcars); (iii) collateral located outside of the United States; (iv) assets if the granting of a security interest would be prohibited by the Organization Documents of any Person or by any agreement permitted by this Agreement; and (v) collateral in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining a perfected security interest in such assets is excessive (in the Administrative Agent’s judgment) in relation to the practical benefit afforded thereby.

     6.16 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and environmental permits; obtain and renew all environmental permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws in each case, except to the extent such non-compliance, failure to obtain or renew, failure to conduct or failure to undertake could not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     6.17 Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) the fullest extent required under the Loan Documents and permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents; (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder; and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
     6.18 Interest Rate Hedging. The Borrower will establish with the Administrative Agent on or prior to the thirtieth (30th) day after the Outstanding Amount equals or exceeds $10,000,000, and maintain at all times thereafter, interest rate Swap Contracts with the Administrative Agent, covering a notional amount of not less than 80% of the aggregate outstanding Indebtedness for borrowed money, and providing for such Persons to make payments thereunder for an initial period of no less than the shorter of 42 months or the length of time until the Maturity Date to the extent of increases in interest rates greater than 50% above the weighted average Eurodollar Rate for an Interest Period of one month on the date hereof.
     6.19 Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties or any STB Filings, deliver to the Administrative Agent completed requests for information listing such financing statement or STB Filing and all other effective financing statements and STB Filings filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

     6.20 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so in each case, to the extent necessary to avoid a Material Adverse Effect.
     6.21 Reserve Account. The Borrower shall maintain, at all times, funds on deposit in a segregated deposit account maintained with the Administrative Agent and subject to the Administrative Agent’s exclusive control and access (the “Reserve Account”) in an amount at all times not less than the Reserve Account Minimum Balance. All amounts on deposit in the Reserve Account shall be subject to the Collateral Documents and shall constitute additional Collateral for the Loans. So long as no Default or Event of Default has occurred and is occurring, the Administrative Agent will disburse to the Borrower from time to time upon request any amount on deposit in the Reserve Account in excess of the Reserve Account Minimum Balance. From and after the occurrence of an Event of Default, the Administrative Agent may apply amounts on deposit in the Reserve Account to the Obligations, in such order of application as the Administrative Agent shall elect.
     6.22 Maturity of Eligible Railcar Lease. Notwithstanding the provisions of an Eligible Railcar Lease, the Borrower shall begin discussions with the Lessee under such Eligible Railcar Lease regarding the purchase, renewal or return of the Railcars upon maturity of the Lease not less than 60 days prior to the maturity date of such Eligible Railcar Lease. The Borrower shall make a semi-monthly report to the Administrative Agent regarding the status of such discussions with the Lessee, and in the event that the Lessee has expressed its intention to return the Railcars to the Borrower, the status of the Borrower’s actions to Dispose of such Railcars.
ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 5.08 and any renewals or extensions thereof, provided that (i) the property covered thereby is not expanded; (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e); (iii) the direct or any contingent obligor with respect thereto is not changed; and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);
     (c) Liens for taxes or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property which do not materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (i) Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
     (j) bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution;
     (k) licenses, leases or subleases granted to other Persons if and to the extent such licenses, leases and subleases do not interfere in any material respect with the business of any Loan Party or any of their respective Subsidiaries and does not diminish the value of, or impair any right of the Lenders in or to any Collateral (as such term is defined in the applicable Collateral Agreement); and
     (l) additional Liens, as long as the value of the property subject to such Liens and the Indebtedness secured thereby does not exceed $250,000.
     7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (b) unsecured Indebtedness incurred in the ordinary course of business for borrowed money, maturing within one year from the date incurred, and aggregating not more than $250,000;
     (c) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party; (ii) be on terms (including subordination terms) acceptable to the Administrative Agent; and (iii) be otherwise permitted under the provisions of Section 7.03;
     (d) Indebtedness under the Loan Documents;
     (e) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;
     (f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not $250,000; and
     (g) Indebtedness, not otherwise permitted hereunder, in an amount less than or equal to $250,000 in the aggregate at any time outstanding.
     7.03 Investments. Make or hold any Investments, except:
     (a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;
     (b) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (c) Guarantees permitted by Section 7.02;

     (d) Investments existing on the date hereof (other than those referred to in Section 7.03(c)) and set forth on Schedule 5.08;
     (e) Investments by the Borrower or any Loan Party in the Borrower or any Loan Party; and
     (f) other Investments not to exceed $250,000 in aggregate outstanding at any time.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Borrower or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Borrower or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; and (iii) any merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Loan Party into Borrower.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of Inventory in the ordinary course of business;
     (b) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; and
     (c) Dispositions permitted by Section 7.04;
provided, however, that any Disposition pursuant to Section 7.05 through Section 7.05(c) shall be for fair market value.
     The Lenders agree that the security interest granted to the Lenders in any railroad rolling stock shall be automatically released as described in Section 9-320 of the UCC upon sale by the Borrower or any Loan Party of such railroad rolling stock to a buyer in the ordinary course of business; provided, however, the such security interest shall attach to the proceeds of such sale; and provided, further, that the foregoing shall not affect the Lenders’ security interest in any security interest of the Borrower in the property of such buyers to the extent that such security interest secures the purchase price for such railroad rolling stock. Subject to the terms of this Section 7.05, if the Borrower shall request in writing that the Administrative Agent evidence the release referred to in this Section 7.05 with respect to specific railroad cars, so long as the proceeds of any such sale are paid to, or deposited in, the Lockbox or the Lockbox Account, the Administrative Agent shall promptly execute and deliver a partial release with respect to such railroad cars substantially in the form of Exhibit A to the Security Agreement. In the event that any Loan Party is granted a security interest in any railroad rolling stock or other property as collateral security for the purchase price of such railroad rolling stock or other property, such Loan Party agrees that it shall execute and deliver all documents requested by the Administrative Agent in order to reflect and perfect the collateral assignment of the foregoing security interest of such Loan Party to the Administrative Agent, for the benefit of the Lenders.

     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to the Borrower; and
     (b) the Borrower may make Restricted Payments to JAC Operations, Inc., a Delaware corporation, in an amount not to exceed the actual state and federal taxes payable by FreightCar America on account of taxable income earned by the Borrower after giving effect to all appropriate deductions and tax loss carryforwards available to the Borrower and, correspondingly, to FreightCar America, provided that the Borrower has provided the Administrative Agent at least ten Business Days’ prior written notice of any such Restricted Payment, setting forth the amount thereof, a detailed calculation showing how such tax liability was computed and such other information with respect thereto as the Administrative Agent may reasonably request and the Administrative Agent shall have the approved such calculations as accurately describing such tax liability so due and owing.
     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business not substantially related or incidental thereto.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate other than the Management Agreement with the Manager.
     7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to or invest in the Borrower, except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower; or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f)) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11 Financial Covenants.
     (a) Tangible Net Worth. As of the last day of any Measurement Period, permit the Tangible Net Worth of the Borrower to be less than an amount equal to One Million Dollars ($1,000,000), plus 50% of the aggregate Net Income earned by the Borrower during each Measurement Period, commencing with the Measurement Period ending on December 31, 2008; excluding, however, from the foregoing calculation any negative Net Income for any such Measurement Period.
     (b) Fixed Charge Coverage Ratio. As of last day of any Measurement Period, permit the Fixed Charge Coverage Ratio to be less than 1.05 to 1.00; provided, however, that upon written notice to the Administrative Agent, the Borrower may elect to add a Reserve Account Allocation to the Net Operating Cash Flow for purposes of satisfying the Fixed Charge Coverage Ratio in an amount not to exceed 60% of the Remaining Reserve Account Allocation. Reserve Account funds used once as a Reserve Account Allocation cannot be used again.
     (c) Guarantor’s Fixed Charge Coverage Ratio. As of last day of any Measurement Period, permit the Guarantor’s Fixed Charge Coverage Ratio to be less than the ratio set forth opposite the applicable date below:

Measurement Period Ending:	Minimum Fixed Charge Coverage Ratio
September 30, 2008	1.10 to 1.00
December 31, 2008 and the last day of each Measurement Period thereafter	1.50 to 1.00
     7.12 Amendments of Organization Documents. Amend any of its Organization Documents in any way which could reasonably be expected to materially adversely affect the Lenders.
     7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP; or (b) fiscal year.
     7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness.
     7.15 Modification of Indebtedness. Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(e).
     7.16 Eligible Railcar Leases. Agree to any amendment, waiver, termination, sublease or assignment of a material nature under an Eligible Railcar Lease without the prior written consent of the Administrative Agent and shall not permit a Lessee under an Eligible Railcar Lease to transfer, sublease or assign any Railcar or its interests and obligations pursuant to the

Eligible Railcar Lease, nor shall a transfer, sublease or assignment by operation of the law or otherwise of the Lessee’s interest in the Railcars or the Eligible Railcar Lease be effective without the Administrative Agent’s written consent.
     7.17 Arbitration of Leases. Commence or participate in a voluntary arbitration under an Eligible Railcar Lease without the prior written consent of the Administrative Agent.
     7.18 Applicability of Certain Covenants in the FreightCar Credit Agreement. From and after the date on which the FreightCar Credit Agreement shall have been terminated, permit FreightCar America, or any member of the Consolidated Group, to fail to comply with any covenant, agreement, restriction or other obligation set forth and described in Article 11 of the FreightCar Credit Agreement (collectively, the “FreightCar Negative Covenants”), as if such FreightCar Negative Covenants were in full force and effect for the benefit of the Lenders hereunder. For purposes of the foregoing, the FreightCar Negative Covenants shall be deemed part of this Agreement.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan; (ii) pay within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder; or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.15, 6.16, 6.18 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party, any Subsidiary thereof or the Guarantor (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold

Amount; or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract); or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) the occurrence of any event of default (as defined therein) under the FreightCar Credit Facility; or
     (f) Insolvency Proceedings, Etc. Any Loan Party, any Subsidiary thereof or the Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party, any Subsidiary thereof or the Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) such judgment (if monetary) has not been paid within 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.15 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or
     (m) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions; (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders; or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
     8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
     Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
     (d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and
     (e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents; (v) the value or the sufficiency of any Collateral; or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender or the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or [other titles as necessary] listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
     9.10 Collateral Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations; and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit; (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document; or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01; and
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
     9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

     (a) waive any condition set forth in Section 4.01 (other than Section 4.01(c)(i) or (d)), or, in the case of the initial Credit Extension, Section 4.02 without the written consent of each Lender;
     (b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under the Credit Facility without the written consent of the Required Lenders;
     (c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment; or (ii) any scheduled reduction of the Credit Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;
     (e) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or waive the payment of Default Rate interest or to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
     (f) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans under the Credit Facility from the application thereof set forth in the applicable provisions of Section 2.03(b) or 2.04(b), respectively, in any manner that materially and adversely affects the Lenders under the Credit Facility without the written consent of the Required Lenders;
     (g) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or
     (i) impose any greater restriction on the ability of any Lender under the Credit Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii)

the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
     10.02 Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (ii) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower or any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent; and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10); or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02; and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including, without limitation, any and all appraisal fees incurred by rail equipment appraisal firms engaged by the Administrative Agent to appraise Railcars from time to time) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all out-of-pocket expenses incurred by the Administrative Agent (including the fees, charges and disbursements of any counsel for the Administrative Agent) and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04; or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; and (iii) upon the occurrence of an Event of Default, all out-of-pocket expenses incurred by any Lender (including the fees, charges and disbursements of any counsel for such Lender) and shall pay all fees and time charges for attorneys who may be employees of such Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04; or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such

Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section 10.04 shall be payable not later than fifteen Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and

(b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b); (ii) by way of participation in accordance with the provisions of Section 10.06(d); or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b)) at the time owing to it); provided that any such assignment shall be subject to the conditions set forth below.
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Credit Facility and the Loans at the time owing to it under such Credit Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Credit Facility, so long as no Event of Default has occurred and is continuing, the

Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04,

3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Lenders acknowledges that (A) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be; (B) it has developed compliance procedures regarding the use of material non-public information; and (C) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.

     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
     10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand; (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; and (ii) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.
     10.19 Time of the Essence. Time is of the essence of the Loan Documents.
     10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JAIX LEASING COMPANY

By:

Name: Kevin P. Bagby
Title: Vice President, Finance, Chief
Financial Officer and Treasurer
(Signature Page to Credit Agreement)

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name: Michael Brashler
Title: Vice President
(Signature Page to Credit Agreement)

BANK OF AMERICA, N.A., as a Lender

By:

Name: Robert W. Hart
Title: Senior Vice President
(Signature Page to Credit Agreement)

FIFTH THIRD BANK (CHICAGO), as a Lender

By:

Name:

Title:

(Signature Page to Credit Agreement)

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$30,000,000	50.000000000%
Fifth Third Bank (Chicago)	$30,000,000	50.000000000%
Total	$60,000,000	100.000000000%

S-2.01-1

SCHEDULE 5.08
EXISTING LIENS, OWNED REAL PROPERTY,
LEASED REAL PROPERTY AND EXISTING INVESTMENTS
5.08(b)

		Principal Amount
		of Obligations	Property/Assets
Debtor	Lienholder	Secured	Subject to Lien
JAIX Leasing Company (to be released on Closing Date)	LaSalle Bank National Association, as administrative agent	$50,000,000	All Assets
5.08(c)
None.
5.08(d)(i)
None.
5.08(d)(ii)
None.
5.08(e)
None.

S-5.08-1

SCHEDULE 5.13
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES
5.13(a)
None.
5.13(b)
None.
5.13(d)

	Jurisdiction of	Address of
	Incorporation/	principal place of		Unique ID No. if
Loan Party	Formation	business	U.S. Taxpayer ID No.	U.S. Taxpayer ID No. N/A
JAIX Leasing Company	Delaware (corporation)	Two North Riverside Plaza Suite 1250 Chicago, IL 60606	36-4026220	N/A

S-5.13-1

SCHEDULE 7.02
EXISTING INDEBTEDNESS
None.

S-7.02-1

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES
Notices to Borrower:
JAIX Leasing Company
Two North Riverside Plaza
Suite 1250
Chicago, Illinois 60606
Attention: Kevin P. Bagby
Telephone: (312) 928-0874
Telecopier: (814) 533-5010
Electronic Mail: kbagby@freightcar.net
Website Address: http://www.freightcaramerica.com/leasing/index.htm
Notices to Administrative Agent:
Administrative Agent’s Office (For Payments and Requests for Credit Extensions):
Bank of America
901 Main St.
Dallas, TX 75202-3714
Telephone: (214) 209- 9289
Telecopier: (214) 290-9442
Electronic Mail: monica.t.barnes@bankofamerica.com
Account No.: 1292-000-883
Account Name: Corp Credit Svcs/Monica Barnes
Ref: JAIX Leasing
ABA# 026-009-593
Other Notice (Financial Statement, Compliance Certificates etc). as Administrative Agent:
Bank of America, N.A.
Agency Management
231 S LaSalle St
Chicago Il. 60604
Attention: Bozena Janociak
Telephone: (312) 828-3597
Telecopier: (877)207-0732
Electronic Mail: bozena.janociak@bankofamerica.com

S-10.02-1

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:                     , _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Credit Agreement, dated as of September 30, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among JAIX Leasing Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”).
          The undersigned hereby requests (select one):
          ☐ A Borrowing of Loans
          ☐ A conversion or continuation of Loans
1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of [Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.
          The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

A-1

     The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b), (e) and (d) shall be satisfied on and as of the date of the applicable Credit Extension.

JAIX LEASING COMPANY

By:

Name:

Title:

A-2

EXHIBIT B
FORM OF NOTE
                    , ____
          FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of September 30, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”).
          The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

JAIX LEASING COMPANY

By:

Name:

Title:

B-1

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

B-2

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     , ____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Credit Agreement, dated as of September 30, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among JAIX Leasing Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
          The undersigned Responsible Officer hereby certifies, in his capacity as an officer of the Borrower and not in his individual capacity, as of the date hereof that he/she is the                                                              of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
          1. The Borrower has delivered (a) the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Consolidated Group ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section; and (b) the consolidating balance sheet of the Consolidated Group as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated and consolidating financial statements of the Consolidated Group.
[Use following paragraph 1 for fiscal quarter-end financial statements]
          1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Consolidated Group ended as of the above date. Such consolidated and consolidating financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Group as at such date and for such period.
          2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Group during the accounting period covered by such financial statements.

          3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
          [to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
          [to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
          4. [select one:]
          [To the best knowledge of the undersigned, the representations and warranties of the Borrower contained in Article V of the Credit Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.]
—or—
          [To the best knowledge of the undersigned, the following representations and warranties contained in Article V of the Credit Agreement are not true and correct on and as of the date hereof and the following is a list of the reasons therefor:]
          5. The financial covenant analyses and information set forth on Schedule 1 hereto are true and accurate on and as of the date of this Certificate.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         ,                     .

JAIX LEASING COMPANY

By:

Name:

Title:

For the Quarter/Year ended                                         , ____ (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

Section 7.11(a) Tangible Net Worth	Date:

A.	Tangible Net Worth
		1	Net Worth		$
		2	Less: Intangible Assets
		3	Tangible Net Worth	[L.1 minus L.2]	$

B.	Net Income		Measurement Period ending December 31, 2008
Measurement Period ending March 31, 2009
Measurement Period ending June 30, 2009
Measurement Period ending September 30, 2009
Measurement Period ending December 31, 2009
Measurement Period ending March 31, 2010
Measurement Period ending June 30, 2010
Measurement Period ending September 30, 2010
Measurement Period ending December 31, 2010
Measurement Period ending March 31, 2011
Measurement Period ending June 30, 2011
Measurement Period ending September 30, 2011
Measurement Period ending December 31, 2011
		4	Cumulative Net Income:		$
		5	multiplied by			50%

		6	50% of Net Income (not including any negative Net Income):		$
		7	Initial Tangible Net Worth			$1,000,000.00
		8	Required Tangible Net Worth (L.6 + L.7)		$

In Compliance if L.3 greater than L.8

Section 7.11(b) Fixed Charge Coverage Ratio

For Measurement Period Ending On			(Date)			(the “Subject Period”
			Month	Month	Month
			ending	ending	ending	Subject Period
	1	Lease Rental Payments	$	$	$	$
	2	Plus: Other Lease Revenue
	3	Total Lease Revenue	$	$	$	$
	4	Less: Lease Expenses
A.		Net Operating Cash Flow	$	$	$	$
	5	Plus: Reserve Account Allocation
	6	Sum of A. plus L.5	$	$	$	$
	7	Net Interest Expense
	8	Depreciation
B.		Sum of L.7 plus L.8	$	$	$	$
Fixed Charge Coverage Ratio for
the Subject Period
		[Line 6 divided by Line B]		Minimum Required:		1.05
In compliance?

     Capitalized term used in the following table shall have the meanings ascribed to them in the FreightCar Credit Agreement.
Section 7.11(c) Fixed Charge Coverage Ratio

For Measurement Period Ending On			(Date)			(the “Subject Period”)
			Month	Month	Month
			ending	ending	ending	Subject Period
A.	1	EBITDA
	2	Consolidated Net Income	$	$	$	$

	3	Plus: net Interest Expense
	4	depreciation	$	$	$	$
	5	depletion	$	$	$
	6	amortization	$	$	$
	7	cash and non-cash Organizational Matters	$	$	$
	8	Tax Expense	$	$	$
	9	loss/(income) from discontinued operations	$	$	$
	10	minority interests/(income)	$	$	$
	11	extraordinary losses/(gains)	$	$	$
	12	other non-cash items	$	$	$
	13	reasonable fees and expenses	$	$	$
	14	incurred in connection with this Agreement and the Previous Agreement and related documents	$	$	$
	15	increase/decrease in Accrual for Loss	$	$	$
	16	fees and expenses incurred in connection with a Permitted Acquisition (as approved by the Administrative Agent)	$	$	$
		Total EBITDA	$	$	$

For Measurement Period Ending On			(Date)			(the “Subject Period”)
			Month	Month	Month
			ending	ending	ending	Subject Period
B.	17	Fixed Charge Ratio
	18	EBITDA (from Item A(16) above)	$	$	$	$
	19	Plus: rental expense	$	$	$	$
	20	Minus: Cash Taxes	$	$	$	$
	21	Minus: Restricted Payments	$	$	$	$
	22	Sum of B.18 + B.19 - B.20 - B. 21
	23	Interest Expense	$	$	$	$
	24	Plus: Principal Repayments	$	$	$	$
	25	Plus: rental expense	$	$	$	$
	26	Sum of B.23 + B.24 + B. 25
	27	Fixed Charge Coverage Ratio (B.22 ÷ B. 26) for the Subject Period
				Minimum Required:		As of 9/30/08, 1.10 to 1.00; as of 12/31/08 and the last day of each Subject Period thereafter, 1.50 to 1.00
In compliance?

EXHIBIT D-1
ASSIGNMENT AND ASSUMPTION1
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities6); and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein

[1]	BANK OF AMERICA PREFERENCE OR POLICY. Do not alter this Exhibit without the approval of the Legal Department or Agency Management/Credit Services. Based on LSTA Model Provisions.

[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.

[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[6]	Include all applicable subfacilities.

D-1-1

collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: JAIX Leasing Company

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of September 30, 2008, among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:

			Aggregate	Amount
			Amount of	of	Percentage
			Commitment/Lo	Commitm	Assigned of
		Facility	ans	ent/Loans	Commitment/		CUSIP
Assignor[s][7]	Assignee[s][8]	Assigned[9]	for all Lenders[10]	Assigned	Loans[11]		Number
		Revolving	$	$		%
		Revolving	$	$		%
		Revolving	$	$		%
[7.      Trade Date: __________________]12

[7]	List each Assignor, as appropriate.

[8]	List each Assignee, as appropriate.

[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A Commitment”, etc.).

[10]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-1-2

Effective Date:                     , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:
[Consented to and]13 Accepted:
BANK OF AMERICA, N.A., as
     Administrative Agent

By:
Title:

[Consented to:]14

JAIX LEASING COMPANY

By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

D-1-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
Credit Agreement, dated as of September 30, 2008, by and among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest; (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder; (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document; or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement); (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type; (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section ___ thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

D-1-4

taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D-1-5

EXHIBIT D-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE
FAX ALONG WITH COMMITMENT LETTER TO: Mark Post
FAX # (704) 388-9942

I. Borrower Name:	JAIX Leasing Company

	$ 60,000,000	Type of Credit Facility	Revolver

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement YES NO

•	Coming in via Assignment YES NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information.
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E-mail Address:

IntraLinks
E-mail Address:

	Letter of Credit	Draft
D-2-1

	Contact	Documentation Contact	Legal Counsel

Name:	Not Applicable

Title:

Address:

Telephone:

Facsimile:

E-mail Address:

Does Secondary Operations Contact need copy of notices?                      YES                      NO
VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:	N/A (Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA #)	(City/State)

	(Account #)	(Account Name)

(Attention)
IX. Organizational Structure and Tax Status
Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:
Lender Taxpayer Identification Number (TIN): ___ ___ - ___ ___ ___ ___ ___ ___

Tax Withholding Form Delivered to Bank of America*:

W-9
W-8BEN
W-8ECI
W-8EXP
W-8IMY
D-2-2

Tax Contact

Name:
Title:
Address:
Telephone:
Facsimile:
E-mail Address:

NON–U.S. LENDER INSTITUTIONS
1. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
2. Flow-Through Entities
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.
D-2-3

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:
X. Bank of America Payment Instructions:

Servicing Site:	Dallas, TX

Pay to:	Bank of America, N.A.
ABA # 026-009-593
New York, NY
Acct. # 1292-0000-883
Attn: Credit Services\Monica Barnes
Ref: JAIX Leasing Company
D-2-4

EXHIBIT E
FORM OF BORROWING BASE CERTIFICATE
To: Bank of America, N.A., as Administrative Agent
Date:                     ,
          This report (this “Certificate”) is submitted pursuant to the Credit Agreement dated as of September 30, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among JAIX Leasing Company, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Pursuant to the Collateral Documents, the Administrative Agent has been granted a security interest in all of the Collateral referred to in this Certificate and has a valid perfected first-priority security interest in the Eligible Collateral, subject to the Liens permitted under Section 7.01 of the Credit Agreement. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
          The undersigned hereby certifies, as of the date first written above, that (a) the amounts and calculations herein and in Schedule I accurately reflect the Eligible Railcars and Outstanding Amounts and (b) no Default or Event of Default has occurred or is continuing.

JAIX LEASING COMPANY

By:

Name:
Title:

E-1

SCHEDULE I
to Borrowing Base Certificate
Borrowing Base
Eligible Lease:     [Lease] dated                               Lessee:

Initial
				Loan	Outstanding		Fair	Loan Value as	Status
	Car	Car	Acquisition	Coverage	Amount	Book Value	Market	of September	(Eligible /
Quantity	Initial	Number	Cost	Ratio	Per Railcar	Per Railcar	Value	30, 2009	Ineligible)
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
			$		$	$	$	$
E-2

EXHIBIT F
QUARTERLY COMPLIANCE WITH
RAILCAR MAINTENANCE AND SAFETY STANDARDS
Date:                      (the “Reporting Date”)
          This Quarterly Compliance with Railcar Maintenance and Safety Standards Certificate (this “Certificate”) is delivered pursuant to Section 6.12 of the Credit Agreement dated as of September 30, 2008, by and among JAIX Leasing Company, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and Bank of America, N.A., as administrative agent. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
          Compliance with Railcar Maintenance and Safety Standards. (Please check one):
☐	As of the Reporting Date, the Borrower hereby certifies that each Railcar is IN COMPLIANCE with the Railcar Maintenance and Safety Standards.

☐	As of the Reporting Date, the Borrower hereby certifies that one or more Railcars are NOT IN COMPLIANCE with the Railcar Maintenance and Safety Standards.
          The following Railcar(s) are not in compliance with the Railcar Maintenance and Safety Standards:

Initial	Number

F-1

          IN WITNESS WHEREOF, the Borrower has executed this Certificate as of the date first above written.

JAIX LEASING COMPANY

By:

Name:
Title:

F-2

EXHIBIT G
QUARTERLY STATUS REPORT OF
RAILCARS SUBJECT TO LEASES
Date:                      (the “Reporting Date”)
               This Quarterly Status Report of Railcars Subject to Leases (this “Certificate”) is delivered pursuant to Section 6.12 of the Credit Agreement dated as of September 30, 2008, by and among JAIX Leasing Company, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and Bank of America, N.A., as administrative agent. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
Status of Railcars Subject to Leases (Please check one):

☐	As of the Reporting Date, the Borrower hereby certifies that, to the best of its knowledge, NO default, event of default, casualty loss or similar event or occurrence has occurred with respect to any Lease or Eligible Railcar Lease or any Railcar subject to any of the foregoing.

☐	As of the Reporting Date, the Borrower hereby certifies that, to the best of its knowledge, a default, event of default, casualty loss or similar event or occurrence HAS OCCURRED with respect to any Lease or Eligible Railcar Lease or any Railcar subject to any of the foregoing. (Please provide additional details as set forth below.)
               Relevant details regarding any default, event of default, casualty loss or similar event or occurrence with respect to any Lease or Eligible Railcar Lease or any Railcar subject to any of the foregoing:

Initial	Number	Lease Agreement

G-1

               IN WITNESS WHEREOF, the Borrower has executed this Certificate as of the date first above written.

JAIX LEASING COMPANY

By:

Name:

Title:

G-2

EXHIBIT H
FORM OF BORROWER’S PROJECTIONS
LESSEE

Purchase Price of Car	$	Monthly Payment Factor	$

		Term	Months

Estimated Salvage Value Percent	$	Monthly Lease Payment	$

Depreciable Value	$	RAS Data Services	$

Depreciable Life in Years		Legal Fees	$

Monthly Depreciation Amount	$	Insurance	$

		Mgt and Adm Fees	$

Revolver Draw	$	Ad Valoreum Taxes	$

JAIX cash purchase amount	$	Total Monthly Expenses	$

Total	$	Monthly Maintenance Amount	$

Advance Rate	$

Outstanding Principal Per Car	$	Legal Fee	$

Interest Rate Assumption	$	LIBOR	$

Monthly Interest Payment	$	Spread	$

Debt Service		Cash Reserve Factor

Monthly Lease Payment	$

Cash Expenses plus Interest	$

Net Cash Flow	$

Cash Flow Coverage Ratio	$

H-1

# of cars under Lease

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9
Lease Payment	$	$	$	$	$	$	$	$	$

Monthly Expense	$	$	$	$	$	$	$	$	$

Net Operating Cash Flow	$	$	$	$	$	$	$	$	$

Monthly Interest	$	$	$	$	$	$	$	$	$

Net Cash Flow	$	$	$	$	$	$	$	$	$

Monthly Depreciation – NonCash	$	$	$	$	$	$	$	$	$

Monthly Maintenance – NonCash	$	$	$	$	$	$	$	$	$

Fixed Charges – Deprec + Int	$	$	$	$	$	$	$	$	$

Fixed Charge Covenant

H-2

EXHIBIT I
CERTIFICATE OF ACCEPTANCE
     THIS CERTIFICATE OF ACCEPTANCE (this “Certificate”) is executed as of                     , 20       with respect to the railcars (the “Railcars”) subject to that certain                      dated as of                     , 20       (the “Lease”) between JAIX Leasing Company, a Delaware corporation (the “Lessor”), and the undersigned (the “Lessee”).
     The Lessee hereby certifies that the Railcars described in Schedule A attached hereto have been: (a) delivered by the Lessor to the Lessee; (b) inspected by the Lessee; (c) determined by the Lessee to be in good working condition; and (d) accepted by the Lessee as Railcars subject to the Lease.
     IN WITNESS WHEREOF, the Lessee has executed this Certificate as of the date first above written.
                                        , as Lessee

By:

Name:

Title:

I-1

SCHEDULE A

GW
Qty.	(Tons)	Railcar Description	Reporting Mark Nos.

I-2